THE MIDLAND COMPANY DIVIDEND REINVESTMENT PLAN


	WHEREAS, The Midland Company (the "Company") desires to establish a Dividend Reinvestment Plan (the "Plan") providing shareholders with a convenient cost effective method to purchase shares of common stock of the Company through dividend reinvestment.

	NOW THEREFORE, the Company hereby establishes the Plan, the terms of which shall be as follows:

	1. PURPOSE. The purpose of this Plan is to give shareholders of the Company an opportunity to reinvest dividends into shares of its Common Stock.

	2. DEFINITIONS. Whenever used herein, the following words and phrases shall have the meaning stated below unless a different meaning is plainly required by the context.

	      A. "Board" means the Board of Directors of the Company.

	      B. "Common Stock" means shares of the common stock of the Company.

	      C. "Company" means The Midland Company, an Ohio corporation.

	      D. "Eligible Shareholder" means each person who is the record
		 owner of any share of the Common Stock.

	      E. "Dividend Payment Date" shall mean any date on which the Board
		 has determined that a cash dividend shall become payable to Eligible Shareholders.

	      F. "Closing Price" shall mean the closing price of the Common
		 Stock as reported in the Wall Street Journal or on the composite tape or other comparable reporting system for the Dividend Payment Date or most recent day on which the Common Stock is traded prior to the dividend payment date.

	3. ADMINISTRATION. The administration of the Plan will be the responsibility of the Board which may delegate any and all administrative duties to an Administrator. The Administrator will purchase Common Stock of the Company as agent for the participants. The Board has the authority to make changes in the Administrator at any time.

	   If a Shareholder elects to participate in the Plan, the Administrator will keep a continuous record of his participation and send him a quarterly

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statement of his account under the Plan.  The Administrator will also hold and act as custodian of shares purchased or deposited under the Plan. The number of shares credited to a participant's account under the Plan will be shown on his statement of account. Certificates of any number of whole shares credited to a participant's account under the Plan will be issued to the participant upon his written request to the Administrator delivered to the address noted above. Certificates for fractional share interests will not be issued.

	    The Board reserves the right to interpret and regulate the Plan. The Board may establish such procedures and make such other provisions for the administration and operation of the Plan as it deems appropriate to give effect to its purpose.

	4. ELIGIBILITY. All Eligible Shareholders on or after December 7, 1995, the Effective Date of the Plan, are eligible to participate in the Plan.

	5. ELECTION TO PARTICIPATE. An Eligible Shareholder may join the Plan by completing the Dividend Reinvestment Authorization Card provided by the Administrator and returning it to the Administrator. Dividend Reinvestment Authorization Cards will be furnished to Eligible Shareholders at any time upon request to the Administrator. It is not necessary for a participant to deliver certificates for shares to the Administrator in order to participate.

	6. DIVIDEND REINVESTMENT. After a Dividend Reinvestment Authorization Card has been received by the Administrator, the Administrator will reinvest the participant's dividends into shares of common stock. The Dividend Reinvestment Authorization Card shall be effective for an indefinite period of time until the termination of the Plan unless earlier revoked by the participant. Shares acquired after a dividend record date will not receive any dividends to be reinvested.

	7. PURCHASE PRICE. The price of the shares purchased with the participants' dividends will be 100% of the Closing Price. Any fraction of a cent will be rounded up.

	8. NUMBER OF SHARES PURCHASED. On Dividend Payment Dates accumulated dividends payable on all participants' shares will be pooled and used to purchase shares of Common Stock for the accounts of the participants. The maximum number of shares including fractional shares will be purchased. Each participant's account will be credited with his pro rata share computed to three decimal places of the shares purchased. The number of shares credited to each participant's account will depend on the amount of the participant's

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dividends and the price of the shares determined as provided under the heading
"Purchase Price".

	9. FEES AND EXPENSES. Participants will incur no brokerage commissions or service charges for purchases made under the Plan.

	10. WITHDRAWAL. A participant may withdraw from the Plan at any time. To withdraw from the Plan, a participant must notify the Administrator in writing of his withdrawal. In the event a participant withdraws or in the event of the termination of the Plan, certificates for whole shares and cash in lieu of fractional shares in the account of the withdrawing participant, or participants in the case of a termination of the Plan, will be delivered by the Administrator. Fractional shares shall be valued at the closing price on the next trading date after the Administrator receives notice of withdrawal or at market price at time of sale. As an alternative to receiving certificates for shares, a participant may request the Administrator to sell all of the shares held in his account under the Plan. Shares requested to be sold shall first be offered for sale by the Administrator to the Company. If the Company declines, such shares will be sold on the American Stock Exchange and the proceeds, net of any brokerage commissions, will be remitted to the participant. Sale requests may be accumulated and sales transactions, if necessary, will occur at least every ten (10) business days.

	11. VOTING OF SHARES. Each participant shall have the authority to direct the Administrator in the manner of voting the number of whole shares held in his account.

	12. CERTIFICATES. A participant may request in writing that the Administrator deliver certificates for any whole shares held in his account at any time.

	13. STOCK DIVIDENDS, STOCK SPLITS OR RIGHTS OFFERINGS. Any shares distributed by the Company as a stock dividend on shares credited to a participant's account under the Plan or upon any split of such shares will be credited to his account. In a rights offering, the Administrator will sell the rights to which a participant is entitled by virtue of the shares of Common Stock allocated to his account under the Plan and the proceeds will be credited to his account and applied to purchase of shares on the next Dividend Payment Date.

	14. AUTHORIZED SHARES. The Company has reserved One Hundred Thousand (100,000) shares of Common Stock for issuance under the Plan. Unless terminated earlier by the Company, the Plan will terminate when all such shares have been purchased by participants. Such shares may be treasury shares, newly issued shares of the Company or shares purchased on the open market. If on any Dividend Payment Date there are insufficient shares remaining to fill all

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purchases then to be made, such shares as are available shall be allocated on a pro rata basis among purchasing participants.

	15. AMENDMENT AND TERMINATION. Although the Company intends to continue the Plan as long as Common Stock reserved for issuance under it remains, the Company (by action of the Board of Directors) reserves the right to suspend, modify or terminate the Plan at any time. Any such suspension, modification or termination shall not affect a participant's right to shares of Common Stock already purchased for him except that the Company may take any necessary steps to comply with applicable laws. Upon the termination of the Plan, the Company shall return to participants certificates for whole shares and cash in lieu of fractional shares.

	16. REPORTS. Each participant will receive a quarterly statement of his account. Participants will also receive communications sent to other stockholders including the annual report of the Company and its notice of annual meeting and proxy statement. Participation in the Plan will not relieve participants of any income tax which may be payable on such dividends. Participants will receive information necessary for reporting income realized under the Plan to the IRS.

	17. SUCCESSORS. This Plan is binding upon all persons entitled to benefit under the Plan, their respective heirs and legal representatives and upon the employer, its successors and assigns and upon the Board as such may be constituted from time to time.

	18. STATE LAW. Ohio law will determine all questions arising with respect to the provisions of this agreement except to the extent superseded by federal law.


	IN WITNESS WHEREOF, the Company has executed this Plan in Amelia, Ohio this 7th day of December, 1995.



						THE MIDLAND COMPANY


						By:s/Michael J. Conaton
						   Michael J. Conaton
						   President

						By:s/John I. Von Lehman
						   John I. Von Lehman
						   Vice Prsident

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